Exhibit 3

APPLERA CORPORATION

Incorporated Under the Laws of the State

of Delaware

BY-LAWS

As amended through November 15, 2007

BY-LAWS

of

APPLERA CORPORATION

Meetings of Stockholders

1.    Place of Meetings.    Every meeting of the stockholders of Applera Corporation (hereinafter called the Corporation) shall be held at the office of the Corporation or at such other place within or without the State of Delaware as shall be specified in the notice of said meeting given as hereinafter provided.

2.    Annual Meetings.    Each annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on the third Thursday of October in each year, or on such other date as shall be designated by the Board of Directors of the Corporation (hereinafter called the Board), which date shall be within thirteen (13) months of the last annual meeting of stockholders, at such hour as shall be specified in the notice thereof.

3.    Special Meetings.    Special meetings of the stockholders unless otherwise prescribed by statute, may be called at any time by the Board or by the Chairman of the Board, the President or the Secretary.

4.    Notice of Meetings.    Notice of every meeting of the stockholders shall be in writing and signed by the Chairman of the Board or the President or a Vice President or the Secretary or an Assistant Secretary of the Corporation. Such notice shall state the purpose or purposes for which a special meeting is called and the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person or persons calling the meeting. A copy of the notice shall be given, either personally or by mail with postage thereon prepaid, not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. If mailed, it shall be directed to each stockholder at his address as it appears on the record of stockholders unless he shall have filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which case it shall be directed to him at such other address. A written waiver of any notice, signed by a stockholder or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Unless the Board shall fix a new record date for an adjourned meeting, or the date of the adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, notice of such adjourned meeting need not be given if the time and place to which the meeting shall be adjourned were announced at the meeting at which the adjournment is taken.

5.    Quorum.    Except as otherwise provided by law or by the Certificate of Incorporation, the presence, in person or by proxy, of the holders of record of the shares of capital stock of the Corporation entitled to cast a majority of the votes entitled to be cast by holders of all outstanding shares of such capital stock entitled to vote shall constitute a quorum at all meetings of the stockholders. In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, the holders of record of shares of capital stock entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding shares of such capital stock entitled to vote thereat and present, in person or by proxy, may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called. Where a separate vote by a class or classes is required, the holders of shares of such class or classes entitled to cast a majority of the votes entitled to be cast by holders of all outstanding shares of such class or classes shall constitute a quorum entitled to take action with respect to that matter.

6.    Order of Business and Voting.    Except as otherwise provided in the Certificate of Incorporation of the Corporation or by statute, each holder of record of shares of common stock of the Corporation shall at each meeting of the stockholders be entitled to one vote for every share of such stock standing in his name on the record of stockholders of the Corporation:

(a)	on the date fixed pursuant to the provisions of Section 38 of these By-laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or
(b)	if such record date shall not have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy signed by such stockholder or his attorney-in-fact. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated in the order of business for so delivering such proxies. At all meetings of stockholders, a quorum being present, any corporate action to be taken by vote of the stockholders, except as otherwise provided by statute, the Certificate of Incorporation of the Corporation or these By-laws, shall be authorized by a majority of the votes cast affirmatively or negatively by the holders of shares present in person or represented by proxy and entitled to vote thereat. Except in the case of a vote for the election of directors, unless demanded by a stockholder present in person or represented by proxy at any meeting of the stockholders and entitled to vote thereat or so directed by the Chairman of the meeting, the vote thereat on any question need not be by ballot. Upon a demand by any such stockholder for a vote by ballot on any question or at the direction of such Chairman that a vote by ballot be taken on any question, such vote shall be taken. On a vote by ballot each ballot shall be signed by the stockholder voting, or in his name by his proxy, if there be such proxy, and it shall show the number of shares voted by him. Except as otherwise required by law or by these By-laws all voting may be by a voice vote.

7.    Conduct of the Meeting.    The Chairman of the meeting at any meeting of stockholders shall have all the powers and authority vested in a presiding officer by law or practice and, without limitation, shall have authority, in order to conduct an orderly meeting, to impose reasonable limits on the amount of time of the meeting taken up in remarks by any one stockholder, provided that any stockholder whose remarks or questions are curtailed by the Chairman of the meeting shall be afforded a reasonable opportunity after the meeting to present his comments or address his questions to an appropriate officer of the Corporation. The powers of the presiding officer shall include but not be limited to the following:

(a)	The Chairman of the meeting shall have authority over all matters of procedure;
(b)	In order to prevent disruption or disorder which could interfere with the conduct of the business of the meeting or for any other reason deemed necessary or advisable, the Chairman of the meeting at any meeting may, in his sole discretion, adjourn the meeting; and, upon his so doing, the meeting is thereupon adjourned;
(c)	The Chairman of the meeting may require that any person not a stockholder of record or the proxy of a stockholder of record leave the meeting;
(d)	A resolution or motion shall be considered for a vote at a meeting only if (i) proposed by a stockholder of record or a duly authorized proxy of such a stockholder of record, (ii) seconded by a stockholder of record or a duly authorized proxy of such a stockholder of record (other than the individual proposing the resolution or motion), and (iii) such resolution or motion is ruled in order by the Chairman of the meeting;

(e)	At any meeting called for the election of directors, the polls shall be opened and closed at the times and in the manner directed by the Chairman of the meeting. Once the Chairman of the meeting has announced the closing of the polls, no further voting shall be permitted; and
(f)	The Chairman of the meeting shall conduct the meeting in a fair and reasonable manner and in good faith; and, therefore, his decisions shall be final and binding on all stockholders.

8.    Advance Notice of Stockholder Proposals.    Nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the

Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (or, in the case of the 1999 annual meeting, such stockholder’s notice must be delivered no earlier than June 28, 1999 or later than July 28, 1999); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being hereinafter referred to as a “Solicitation Notice”).

Notwithstanding anything in the second sentence of the second paragraph of this Section 8 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement naming all of the nominees or director or specifying the size of the increased Board made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

Only persons nominated in accordance with the procedures set forth in this Section 8 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The Chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8. Nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders if the stockholder’s notice required by the second paragraph of this Section 8 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 8. Nothing in this Section 8 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

9.    Inspectors of Election.    The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the Chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the Chairman of the meeting.

Board of Directors

10.    Powers, Qualification, Number, Term and Election.    The business of the Corporation shall be managed by the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation of the Corporation or by these By-laws directed or required to be exercised or done by the stockholders. At all elections of directors by the stockholders, the persons receiving a plurality of the votes cast shall be directors. Such election shall be by ballot. The term of office of each director shall be from the time of his election and qualification until his successor shall have been duly elected at the next annual meeting and shall have qualified, or until his death, or until he shall have resigned or shall have been removed as provided in these By-laws. No director need be a stockholder.

11.    Compensation.    Directors as such shall not receive any stated salary for their services, but by resolution of the Board an annual fee, together with expenses, if any, of attendance at any meeting may be allowed each director; provided, however, that nothing herein contained shall be construed so as to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

12.    Place of Meetings.    The Board may hold its meetings at such place or places within or without the State of Delaware as it may from time to time by resolution determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

13.    First Meeting.    The Board shall meet for the purpose of organization, election of officers, appointment of committees and the transaction of other business as soon as practicable after each annual meeting of the stockholders.

14.    Regular Meetings.    Each regular meeting of the Board shall be held at such time and place (a) as shall be specified in a resolution adopted by the Board then in effect, (b) if there shall not be any such resolution then in effect, as shall be specified in a notice of such meeting, given as provided in Section 15 of these By-laws for notices of special meetings of the Board, or (c) as shall be specified in a waiver of notice thereof signed by all the directors of the Corporation then in office. If at the time any regular meeting of the Board is to be held the time and place of holding regular meetings of the Board shall have been fixed by resolution of the Board then in effect, then, except as otherwise provided by law, notice of such regular meeting need not be given.

15.    Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman or the President and shall be held at such place, on such date, and at such time as they or he shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

16.    Quorum and Manner of Acting.    At each meeting of the Board the presence of a majority of the directors then in office shall be necessary to constitute a quorum and sufficient for the transaction of business (except during the existence of any emergency following a national catastrophe due to enemy attack, in which case one-third of the directors then in office shall constitute a quorum), and any vote of a majority of the directors present at a meeting at which there is a quorum present at the time of the vote shall be the act of the Board, except as may be otherwise specifically provided by statute or in the Certificate of Incorporation of the Corporation or these By-laws. Any meeting of the Board may be adjourned by a majority vote of the directors present at such meeting. In the absence of a quorum from any such meeting, a majority of the directors present thereat may adjourn such meeting to another time and place until a quorum shall be present thereat. Notice of any adjourned meeting need not be given. The directors shall act only as a Board and the individual directors shall have no power as such. Action may be taken by the Board without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

17.    Attendance at Meetings.    Any one or more members of the Board or any Committee thereof may participate in a meeting of such Board or Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

18.    Removal of Directors.    Any director may be removed for cause at any time by the affirmative vote of a majority of the entire Board at a special meeting called for that purpose. Any director may be removed, either with or without cause, at any time by the affirmative vote of the holders of record of shares of capital stock of the Corporation entitled to cast a majority of the votes entitled to be cast for the removal of such director given at a special meeting of the stockholders called for the purpose; and the vacancy in the Board caused by any such removal may be filled by the stockholders at such meeting.

Committees

19.    Committees of the Board of Directors.    The Board, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board to the fullest extent provided by law. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

20.    Conduct of Business.    Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings. One-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

Officers

21.    Member and Qualifications.    The officers of the Corporation shall be the Chairman of the Board (who shall be a member of the Board), the President (who shall be a member of the Board), one or more Vice Presidents (one or more of whom may be classified as Executive Vice Presidents, or as Senior Vice Presidents or in such other classifications as may be established from time to time by the Board), a Controller, a Secretary and a Treasurer; and there may be, in addition, such subordinate officers, agents and employees as shall be appointed in accordance with the provisions of Section 22 of these By-laws. One person may hold any number of offices. The Board may require any such officer, subordinate officer, agent or employee to give security for the faithful performance of his duties.

22.    Election and Term of Office.    The officers of the Corporation shall be elected from time to time by the Board, each to hold office until the meeting of the Board following the next annual meeting of the stockholders, or until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or upon removal as provided in these By-laws.

23.    Subordinate Officers, Etc.    The Board may from time to time appoint such subordinate officers, agents or employees as the Board may deem necessary or advisable, including one or more Assistant Treasurers and one or more Assistant Secretaries, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these By-laws or as the Board may from time to time determine. The Board may delegate to any officer or to any committee the power to appoint any such additional officers, agents or employees.

24.    Removal.    Any officer, agent or employee of the Corporation may be removed, either with or without cause, at any time, by resolution adopted by a majority of the entire Board at a special meeting thereof called for that purpose, or, except in the case of an officer elected by the Board, by any committee or officer upon whom such power of removal may be conferred by the Board.

25.    Special Designations.

        (a)    Chief Executive Officer.     Either the Chairman of the Board or the President may be designated by the Board to be the Chief Executive Officer of the Corporation. The individual so designated will have the final responsibility, subject to the control of the Board, for the control and direction of the Corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect. In the absence of such designation by the Board, the Chairman of the Board shall be deemed to have such responsibility.

        (b)    Chief Operating Officer.    Either the President or another officer of the Corporation may be designated by the Board to be the Chief Operating Officer of the Corporation, and the person so designated shall have direct responsibility and authority for the day-to-day operation of the business of the Corporation, subject to the control of the Chief Executive Officer and the Board.

26.    (a)    Chairman of the Board.     The Chairman of the Board, when he is not also the Chief Executive Officer, shall advise, counsel and assist the Chief Executive Officer in every way practicable. He shall, if present, preside at all meetings of the stockholders and the Board, and shall have the particular administrative powers described in Section 26(c).

        (b)     President.    The President may be designated either the Chief Executive Officer or the Chief Operating Officer. If the President has been designated the Chief Operating Officer of the Corporation, the President, in addition to his duties as Chief Operating Officer for the day-to-day operation of the business of the Corporation, shall report to and assist the Chairman in carrying out the Chairman’s Chief Executive Officer function, as directed. If the President has been designated by the Board as of the Chief Executive Officer, he shall discharge that function, subject to the control of the Board, as set forth in Section 25(a) with the advice and counsel of the Chairman. In the absence of the Chairman, the President shall preside at stockholder and Board meetings, and shall have the particular administrative powers described in Section 26(c).

        (c)    Administrative Powers of the Chairman of the Board and the President.    The Chairman of the Board and the President each may sign, with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certificates for shares of stock of the Corporation; and each may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation or where any thereof shall be required by law otherwise to be signed, executed and delivered, and each may affix the seal of the Corporation to any instrument which shall require it. Each shall perform such other duties as may from time to time be assigned to him by the Board or by these By-laws and, in general, shall perform all duties incident to the office of Chairman of the Board or President, whichever is applicable.

27.    Vice Presidents.    Each Vice President shall perform all such duties as from time to time may be assigned to him by the Board, the Chairman or the President. Any Vice President may sign, with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary,

certificates for shares of stock of the Corporation. At the request of the Chairman or the President, or in case of the absence of both or inability of either to act, an Executive Vice President or, in the absence of an Executive Vice President, a Senior Vice President or, in the absence of a Senior Vice President, any Vice President designated by the Board or by the Chairman or the President, shall perform the duties of the Chairman or the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chairman or the President.

28.    The Controller.    The Controller shall be the accounting officer of the Corporation; shall keep full and accurate accounts of all assets, liabilities, receipts, disbursements and other transactions of the Corporation; shall cause regular audits of such books and records to be made; shall render financial statements at all meetings of the Board and a full financial report at the annual meeting of stockholders, if called upon to do so; and in general, shall perform all the duties incident to the office of Controller and such other duties as may from time to time be assigned to him by the Board or by the Chairman or the President.

29.    The Treasurer.    The Treasurer shall have charge and custody of, and be responsible for, all the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name of and to the credit of the Corporation in such banks or other depositories as may be designated by the Board; he shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman and the President and to the directors at the meetings of the Board or whenever they may require it, a statement of all his transactions as Treasurer and an account of the financial condition of the Corporation; and, in general, he shall perform all the duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board or by the Chairman or the President. He may sign, with the Chairman, or the President or a Vice President, certificates for shares of stock of the Corporation.

30.    Assistant Treasurer.    At the request of the Treasurer, or in case of his absence or inability to act, the Assistant Treasurer shall perform the duties of the Treasurer, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurer shall perform such other duties as from time to time may be assigned to him by the Chairman, the President, the Treasurer or the Board.

31.    The Secretary.    The Secretary shall act as secretary of, and keep the minutes of, all meetings of the Board and of the stockholders; he shall cause to be given notice of all meetings of the stockholders and directors; he shall be custodian of the seal of the Corporation and shall affix the seal, or cause it to be affixed, to all certificates for shares of stock of the Corporation, unless the seal on such certificates shall be a facsimile as provided in these By-laws, and to all documents the execution of which on behalf of the Corporation under its seal shall have been specifically or generally authorized by the Board; he shall have charge of the record of stockholders and also of the other books, records and papers of the Corporation relating to its organization as a Corporation, and shall see that the reports, statements and other documents required by law are properly kept or filed; and he shall in general perform all the duties incident to the office of Secretary. He may sign, with the Chairman, or the President, or a Vice President, certificates for shares of stock of the Corporation. He shall also have such powers and perform such duties as are assigned to him by these By-laws; and he shall have such other powers and perform such other duties, not inconsistent with these By-laws, as the Board or the Chairman or the President shall from time to time prescribe.

32.    Assistant Secretary.    At the request of the Secretary, or in case of his absence or inability to act, the Assistant Secretary shall perform the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretary shall perform such other duties as from time to time may be assigned to him by the Chairman, the President, the Secretary or the Board.

33.    Salaries.    The salaries of the officers of the Corporation, if any, shall be fixed from time to time by the Board, and none of such officers shall be prevented from receiving a salary by reason of the fact that he is also a member of the Board; but none thereof who shall also be a member of the Board shall have any vote in the determination of the amount of the salary that shall be paid to him.

Vacancies and Resignations

34.    Vacancies.    Except as otherwise specified in these By-laws, in case the office of any director or of the Chairman of the Board, the President, any Vice President, the Controller, the Secretary, the Treasurer, or any subordinate officer, agent or employee becomes vacant due to death, resignation or removal, or should a vacancy exist from an increase in the number of directors, the directors then in office, although less than a majority of the entire Board, by a majority vote, may elect or appoint a successor who shall hold office for the unexpired term.

35.    Resignations.    Any director or officer, or any subordinate officer, agent or employee appointed by the Board, may resign his office at any time by giving written notice of his resignation to the Chairman of the Board, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if no time be specified therein, at the time of the receipt thereof, and the acceptance thereof shall not be necessary to make it effective.

Shares and Dividends

36.    Shares.    The shares of stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares of stock, shall be entitled to have a certificate for shares of stock of the Corporation signed by the Chairman, the President, or a Vice President, and by the

Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Corporation. Such seal may be a facsimile, engraved or printed; and where any such certificate is countersigned (which may be by facsimile) by a Transfer Agent or is registered by a Registrar other than the Corporation or its employee, the signatures of the Chairman, the President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be facsimiles, engraved or printed.

37.    Transfers.    Transfers of shares of stock shall be made on the record of stockholders of the Corporation only upon authorization by the registered holder of the shares in person or by his duly authorized attorney or legal representative, in the case of certificated shares of stock, upon surrender and cancellation of certificates duly endorsed or accompanied by duly executed stock powers for a like number of shares and upon payment of all taxes thereon; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by his duly authorized attorney or legal representative, and upon payment of all taxes thereon and in compliance with customary procedures for transferring shares of stock in uncertificated form. The person in whose name shares of stock shall stand on the record of stockholders of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any transfers of shares shall be made for collateral security and not absolutely and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. The Board may make such additional rules and regulations and take such action as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of shares of stock of the Corporation or the issue of certificated or uncertificated shares in lieu of certificated shares claimed to have been lost, destroyed, stolen or mutilated. It may appoint, or authorize any officer to appoint, one or more Transfer Agents and one or more Registrars and may require all certificates for shares of stock or any written notices or statements relative to uncertificated shares of stock to bear the signature or signatures of any of them.

38.    Fixing of Record Date.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however that the Board may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

39.    Dividends, Surplus.    Subject to the provisions of the Certificate of Incorporation of the Corporation, and to the extent permitted by law, the Board may declare dividends on the shares of capital stock of the Corporation at such times and in such amounts as, in its opinion, the condition of the business of the Corporation shall render advisable.

Before payment of any dividend or making any distribution of profits, the Board may set aside out of the surplus or net profits of the Corporation such sum or sums as the Board from time to time, in its absolute discretion, shall deem proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board shall deem conducive to the best interest of the Corporation.

Offices and Books

40.    Offices.    The Board may from time to time and at any time establish offices of the Corporation or branches of its business at whatever place or places seen to it expedient.

41.    Books and Records.    Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director, committee member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Fiscal Year

42.    Fiscal Year.    The fiscal year of the Corporation shall end on the last day of June in each year.

Amendments

43.    Amendments.    These By-laws may be amended or repealed, or new By-laws may be adopted, at any annual or special meeting of the stockholders, by the stockholders entitled to vote in the election of directors, or at any regular or special meeting of the Board, by vote of a majority of the members of the Board then in office, provided that the proposed action in respect thereof shall be stated in the notice of such meeting.

Indemnification

44.    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding,

whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter called an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 46 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

45.    Right of Advancement of Expenses.    The right to indemnification conferred in Section 44 shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, (hereinafter called an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter called an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter called a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 45 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 44 and 45 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

46.    Right of Indemnitee to Bring Suit.    If a claim under Section 44 or 45 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable, standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under these By-laws or otherwise shall be on the Corporation.

47.    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in these By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

48.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

49.    Indemnification of Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of these By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.